-

Exhibit 99.1

News Release

Babcock & Wilcox Announces Third Quarter 2018 Results

- Continued progress toward completion of Renewable projects, despite increased estimated costs
- $62 million in cost savings program underway; initial benefits realized in third quarter
- Strategic divestitures closed, for $190 million in combined gross proceeds

(BARBERTON, Ohio – November 8, 2018) – Babcock & Wilcox Enterprises, Inc. ("B&W") (NYSE: BW) announced today third quarter 2018 revenues of $295.0 million, a decrease of $61.9 million, or 17.3%, compared to the third quarter of 2017. GAAP net loss, inclusive of discontinued operations, in third quarter 2018 was $105.7 million compared to $114.3 million in third quarter 2017; GAAP net loss from continuing operations in third quarter 2018 was $104.1 million compared to $114.6 million in third quarter 2017. Adjusted EBITDA was negative $26.4 million compared to negative $14.4 million in the prior year period. All numbers referred to in this release are on a continuing operations basis, unless otherwise noted. A reconciliation of adjusted EBITDA to the most directly comparable GAAP measure is provided in the exhibits to this release.

"We have continued to make progress toward completing our Renewable loss projects. While we recognized increased estimated costs in the third quarter, at the end of October we turned over one of the projects, a biomass plant in Denmark, to the customer and anticipate turning over four more of the projects by the end of this year, shortly after completing trial operations," said Leslie C. Kass, President and Chief Executive Officer. "We intend to provide updates when the remaining projects are turned over as we continue to drive toward their completion."

"In addition, after concluding our strategic planning process, we have increased our previous cost savings target of $54 million in annualized savings to a new target of $62 million, $38 million of which we began to implement in the second and third quarters," Kass continued. "We are already seeing the benefits of our initial cost savings program and expect to implement additional cost savings initiatives for $24 million beginning in the fourth quarter. Finally, recent amendments to our revolving credit facility, in conjunction with completed divestitures and ongoing strategic actions, are designed to provide adequate liquidity as we finish construction on the Renewable loss projects. As we look forward, we continue to target adjusted EBITDA of approximately $100 million for our Power segment in 2019, and we expect the combined impact of our strategic actions, cost reductions and completion of the Renewable loss projects to drive improved profitability and cash flow next year. "

Results of Operations

Consolidated revenues in third quarter 2018 were $295.0 million, down 17.3% compared to third quarter 2017. The GAAP operating loss in third quarter 2018 was $45.1 million compared to an operating loss of $110.9 million in third quarter 2017. Excluding $86.9 million of goodwill impairments recorded in the third quarter of 2017 and $7.2 million of financial advisory services required under the terms of the revolving credit facility in the third quarter of 2018, operating losses increased, primarily due to a higher level of charges on the Renewable loss contracts and increased support costs to progress these contracts to completion. In addition, the effect of lower volume in the Renewable segment's other equipment-only contracts and aftermarket lines of business, as well as increased estimated costs to complete new build cooling systems sold under a previous strategy in the Industrial segment adversely impacted the quarter results. These were partly offset by lower SG&A costs, reflecting the benefits of restructuring initiatives and active discretionary spending reductions. Adjusted EBITDA was negative $26.4 million compared to negative $14.4 million in third quarter 2017.

There were several non-cash items that affected GAAP results in the quarter, including:

•	a $99.6 million non-cash income tax charge to record a valuation allowance against remaining net deferred tax assets;

•	a $4.9 million foreign currency loss from the strengthening of the U.S. dollar on unhedged intercompany loans denominated in European currencies that were used to fund foreign operations; and

•	a $4.2 million actuarial mark-to-market gain due to the status change of Palm Beach Resource Recovery Corporation participants in the domestic pension plan, from the sale of the business.

Power segment revenues decreased 5.5% to $191.1 million in the third quarter of 2018 compared to $202.2 million in the prior-year period. Revenues decreased mainly as the result of the anticipated lower volume on retrofit contracts in the U.S., mainly due to delays in projects caused by uncertainty in U.S. environmental regulations, such as Coal Combustion Residue regulations. Gross profit in the Power segment in third quarter 2018 was $34.3 million, compared to $35.4 million in the prior-year period, primarily due to lower volume of revenue, partly offset by benefits of restructuring and active reductions in discretionary spending. Gross profit margin was 18.0%, compared to 17.5% in the same period last year. Adjusted EBITDA in third quarter 2018 was $21.9 million, in line with expectations, compared to $21.6 million in last year's quarter, mainly attributable to reductions in SG&A costs, which more than offset the decrease in gross profit. Adjusted EBITDA margin was 11.5% compared to 10.7% in the same period last year.

Industrial segment revenues decreased 26.6% to $34.8 million in third quarter 2018 compared to $47.5 million in third quarter 2017, mainly due to lower volume of new build cooling systems services following a 2017 change in strategy to improve profitability by focusing on core geographies and products. Gross profit in the Industrial segment was negative $5.5 million in third quarter 2018, compared to a gross profit of negative $2.6 million in the prior-year period, primarily due to increases in estimated costs to complete new build cooling systems contracts sold under the previous strategy and lower volume of aftermarket cooling system services. Adjusted EBITDA was negative $11.2 million compared to negative $7.6 million in the same period last year, primarily due to increases in estimated costs to complete new build cooling systems contracts and a bad debt reserve for a bankrupt customer. New build cooling systems contracts that were sold under the previous strategy are mostly expected to be complete by the end of 2018. The Industrial segment's third quarter results consist of the SPIG business line; results for MEGTEC and Universal are reported in discontinued operations.

Revenues in the Renewable segment were $76.5 million for third quarter 2018, compared to $108.6 million in third quarter 2017. Revenues were lower due to several of the European Renewable contracts being in late stages of completion, when fewer costs are incurred relative to the main construction phases that were underway in the year ago quarter, as well as lower volume in other equipment-only contracts and aftermarket lines of business. The Renewable segment gross profit was negative $17.1 million in third quarter 2018, compared to gross profit of $0.2 million reported in third quarter 2017. Gross profit decreased due to changes in the estimated revenues and costs to complete the six loss contracts as well as increased support costs to progress these contracts to completion, and the effect of lower volume in the segment's other equipment-only contracts and aftermarket lines of business. Adjusted EBITDA in the quarter was negative $25.8 million compared to negative $10.6 million in the third quarter last year, mainly due to the decrease in gross profit, partly offset by lower SG&A costs, which reflects the benefits of restructuring, lower proposal costs and active reductions in discretionary spending. The segment's portfolio of other equipment-only contracts and aftermarket lines of business was profitable during both third quarters of 2018 and 2017.

In the third quarter of 2018, management identified $19.1 million of additional estimated costs to complete its Renewable energy loss projects in Europe, mainly due to differences in actual and estimated costs and issues encountered during commissioning, start-up and trial operations.

Status Summary of Renewable Loss Projects

•
The first project, a waste-to-energy plant in Denmark, was approximately 97% complete as of September 30, 2018. Construction is complete, the plant is fully operational with a high capacity factor and trial operations and takeover activities are ongoing. Complete turnover is expected in the fourth quarter of 2018.

•
The second project, a biomass plant in the United Kingdom, was approximately 93% complete as of September 30, 2018. Commissioning activities began on the project in first quarter 2018, construction is substantially complete and startup activities are underway. Trial operations and turnover are expected to occur in the fourth quarter of 2018.

•
The third project, a biomass plant in Denmark, was approximately 97% complete as of September 30, 2018. The project was turned over to the customer at the end of October 2018 and is now in the warranty phase.

•
The fourth project, a biomass plant in the United Kingdom, was approximately 95% complete as of September 30, 2018. Construction is substantially complete, commissioning began in first quarter 2018, start-up began in May 2018 and synchronization to the electrical grid occurred in July 2018. Trial operations began in November 2018 and turnover is expected to occur in the fourth quarter of 2018.

•
The fifth project, a biomass plant in the United Kingdom, was approximately 70% complete as of September 30, 2018. Construction activities are ongoing, and turnover is expected to be complete in the third quarter of 2019.

•
The sixth project, a waste-to-energy plant in the United Kingdom, was approximately 92% complete as of September 30, 2018. Construction is substantially complete, commissioning began in first quarter 2018, and start-up occurred in July 2018. Trial operations and turnover are expected to occur in the fourth quarter of 2018.

In connection with the above-mentioned projects, B&W is pursuing potential insurance recoveries relating to a variety of claims and will also seek additional relief from its customers and other claims. However, there can be no assurance as to the amounts, if any, that B&W may recover. The $19.1 million of additional renewable project costs recognized in third quarter 2018 do not take into account any potential recoveries to mitigate these losses.

Implementing Cost Savings Measures Targeting $62 Million In Annual Savings

B&W’s strategic planning process, completed in the third quarter of 2018, identified additional savings and increased the previous target of $54 million in annualized savings to a new target of $62 million. Costs to achieve the total $62 million in savings are estimated to be approximately $12 million in the aggregate. Approximately $8 million of the cost savings were realized in the third quarter, with $11 million expected to be realized in the fourth quarter and the balance being realized in 2019. Costs savings have been identified across all three segments and at the corporate level.

Strategic Actions

In July 2018, B&W completed the sale of its investment in its joint venture in India, Thermax Babcock & Wilcox Energy Solutions Private Limited (TBWES), settled related contractual claims and received $15.0 million in cash, of which $7.7 million related to our investment in TBWES and $7.3 million of proceeds were used to pay outstanding claims.

On September 17, 2018, B&W closed the sale of its subsidiary, Palm Beach Resource Recovery Corporation (PBRRC), to a subsidiary of Covanta Holding Corporation (NYSE: CVA) for $45 million, subject to adjustment. PBRRC provides operations for two waste-to-energy facilities located in West Palm Beach, Florida. PBRRC was previously included in the Renewable segment. Operations & maintenance remains a focus for B&W outside of the United States.

On October 5, 2018, B&W closed the sale of its MEGTEC and Universal businesses to Dürr AG for $130 million, subject to adjustment. The MEGTEC and Universal businesses, which were previously included in the Industrial segment, are classified as discontinued operations in the third quarter.

B&W continues to evaluate further dispositions and additional opportunities for cost savings, as well as other alternatives to increase its financial flexibility as it works to complete the Renewable loss projects.

Balance Sheet

B&W’s cash and cash equivalents balance, net of restricted cash, related to continuing operations was $32.5 million at September 30, 2018. At September 30, 2018, outstanding balances under bank credit facilities totaled $194.0 million.

In the third quarter and October of 2018, B&W made a number of amendments to its revolving credit facility. The amendments modify financial covenants and requirements, Renewable loss project completion milestones, and the timeline for concessions from the counterparties on these projects, among other things. In addition, in the third quarter, B&W received $20 million of net cash proceeds from its last out term loan and in October 2018, received an additional $10 million of net cash proceeds from the same last out term loan.

Conference Call to Discuss Third Quarter 2018 Results

Date:        Thursday, November 8, 2018, at 5:00 p.m. ET
Live Webcast:    Investor Relations section of website at www.babcock.com

Forward-Looking Statements

B&W cautions that this release contains forward-looking statements, including, without limitation, statements relating to our strategic objectives; our business execution model; management’s expectations regarding the industries in which we operate; our guidance and forecasts; our projected operating margin improvements, savings and restructuring costs; covenant compliance; and project execution. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, our ability to continue as a going concern; our ability to obtain and maintain sufficient financing to provide liquidity to meet our business objectives, surety bonds, letters of credit and similar financing; our ability to satisfy the liquidity and other requirements under U.S. revolving credit facility as recently amended, including our ability to receive concessions from customers on our Renewable energy loss contracts; the highly competitive nature of our businesses; general economic and business conditions, including changes in interest rates and currency exchange rates; general developments in the industries in which we are involved; cancellations of and adjustments to backlog and the resulting impact from using backlog as an indicator of future earnings; our ability to perform contracts on time and on budget, in accordance with the schedules and terms established by the applicable contracts with customers; failure by third-party subcontractors, joint venture partners or suppliers to perform their obligations on time and as specified; our ability to realize anticipated savings and operational benefits from our restructuring plans, and other cost-savings initiatives; our ability to successfully address productivity and schedule issues in our Renewable segment, including the ability to complete our Renewable energy projects within the expected time frame and the estimated costs; our ability to successfully partner with third parties to win and execute renewable contracts; changes in our effective tax rate and tax positions; our ability to maintain operational support for our information systems against service outages and data corruption, as well as protection against cyber-based network security breaches and theft of data; our ability to protect our intellectual property and renew licenses to use intellectual property of third parties; our use of the percentage-of-completion method of accounting; our ability to successfully manage research and development projects and costs, including our efforts to successfully develop and commercialize new technologies and products; the operating risks normally incident to our lines of business, including professional liability, product liability, warranty and other claims against us; changes in, or our failure or inability to comply with, laws and government regulations; actual or anticipated changes in governmental regulation, including trade and tariff policies; difficulties we may encounter in obtaining regulatory or other necessary permits or approvals; changes in, and liabilities relating to, existing or future environmental regulatory matters; changes in actuarial assumptions and market fluctuations that affect our net pension liabilities and income; potential violations of the Foreign Corrupt Practices Act; our ability to successfully compete with current and future competitors; the loss of key personnel and the continued availability of qualified personnel; our ability to negotiate and maintain good relationships with labor unions; changes in pension and medical expenses associated with our retirement benefit programs; social, political, competitive and economic situations in foreign countries where we do business or seek new business; the possibilities of war, other armed conflicts or terrorist attacks; the willingness of customers and suppliers to continue to do business with us on reasonable terms and conditions; and our ability to successfully consummate strategic alternatives for non-core assets, if we determine to pursue them. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors, see B&W’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. B&W cautions not to place undue reliance on these forward-

looking statements, which speak only as of the date of this release, and undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

About B&W
Headquartered in Barberton, Ohio, Babcock & Wilcox is a global leader in energy and environmental technologies and services for the power and industrial markets. Follow us on Twitter @BabcockWilcox and learn more at www.babcock.com.
# # #

Investor Contact:	Media Contact:
Megan Wilson	Ryan Cornell
Vice President, Corporate Development & Investor Relations	Public Relations
Babcock & Wilcox	Babcock & Wilcox
704.625.4944 | investors@babcock.com	330.860.1345 | rscornell@babcock.com

Exhibit 1
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Operations(1)
(In millions, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Revenues	$295.0	$356.9	$839.5	$1,011.2
Costs and expenses:
Cost of operations	284.5	326.1	894.2	1,000.4
Selling, general and administrative expenses	52.3	50.4	167.0	164.4
Goodwill impairment	0.0	86.9	37.5	86.9
Restructuring activities and spin-off transaction costs	2.9	3.7	13.6	8.6
Research and development costs	0.5	1.9	2.9	6.1
Losses (gains) on asset disposals, net	0.0	0.1	1.4	0.1
Total costs and expenses	340.1	469.0	1,116.6	1,266.5
Equity in income and impairment of investees	0.0	1.2	(11.8)	(13.4)
Operating loss	(45.1)	(110.9)	(288.9)	(268.8)
Other income (expense):
Interest income	0.2	0.1	0.4	0.4
Interest expense	(10.4)	(7.3)	(35.7)	(15.2)
Gain on sale of business	39.7	—	39.7	—
Loss on debt extinguishment	—	—	(49.2)	—
Benefit plans, net	10.8	5.2	24.8	14.7
Foreign exchange	(4.9)	(6.9)	(22.7)	(4.6)
Other – net	0.0	(0.2)	0.2	(0.2)
Total other income (expense)	35.3	(9.0)	(42.4)	(4.9)
Loss before income tax expense (benefit)	(9.9)	(119.9)	(331.4)	(273.7)
Income tax expense (benefit)	94.3	(5.3)	99.3	(5.0)
Net loss from continuing operations	(104.1)	(114.6)	(430.7)	(268.7)
Income (loss) from discontinued operations, net of tax	(1.4)	0.5	(60.9)	(3.1)
Net Loss	(105.6)	(114.1)	(491.5)	(271.8)
Net income attributable to noncontrolling interest	(0.1)	(0.2)	(0.4)	(0.6)
Net loss attributable to B&W shareholders	$(105.7)	$(114.3)	$(491.9)	$(272.3)

Basic and diluted loss per common share:
Continuing operations	$(0.62)	$(2.49)	$(3.81)	$(5.62)
Discontinued operations	(0.01)	0.01	(0.54)	(0.07)
Basic and diluted loss per common share	$(0.63)	$(2.48)	$(4.35)	$(5.69)

Shares used in the computation of earnings per share:
Basic and Diluted	168.7	46.1	113.1	47.9

(1) Figures may not be clerically accurate due to rounding.

Exhibit 2
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Balance Sheets(1)

(In millions, except per share amount)	September 30, 2018	December 31, 2017
Cash and cash equivalents	$32.5	$43.7
Restricted cash and cash equivalents	19.7	26.0
Accounts receivable – trade, net	206.4	252.5
Accounts receivable – other	58.6	78.8
Contracts in progress	141.6	135.8
Inventories	64.7	72.9
Other current assets	36.9	34.0
Current assets of discontinued operations	90.2	88.5
Total current assets	650.4	732.3
Net property, plant and equipment	96.9	114.7
Goodwill	47.2	85.7
Deferred income taxes	—	97.5
Investments in unconsolidated affiliates	0.7	43.3
Intangible assets	35.1	42.1
Other assets	29.7	25.7
Noncurrent assets of discontinued operations	109.3	181.0
TOTAL ASSETS	$969.4	$1,322.2

Foreign revolving credit facility	$3.4	$9.2
Second lien term loan facility	—	160.1
Accounts payable	194.7	205.4
Accrued employee benefits	25.6	27.1
Advance billings on contracts	127.8	172.0
Accrued warranty expense	52.2	33.5
Other accrued liabilities	83.2	89.5
Current liabilities of discontinued operations	56.5	47.5
Total current liabilities	543.4	744.3
U. S. revolving credit facility	190.6	94.3
Last out term loan	20.0	—
Pension and other accumulated postretirement benefit liabilities	217.0	250.0
Other noncurrent liabilities	37.0	29.9
Noncurrent liabilities of discontinued operations	8.1	13.0
TOTAL LIABILITIES	1,016.1	1,131.5

Commitments and contingencies	—	—
Stockholders’ (deficit) equity:
Common stock, par value $0.01 per share, authorized 200,000 shares; issued and outstanding 168,681 and 44,065 shares at September 30, 2018 and December 31, 2017, respectively	1.7	0.5
Capital in excess of par value	1,046.8	801.0
Treasury stock at cost, 5,839 and 5,681 shares at September 30, 2018 and December 31, 2017, respectively	(105.6)	(104.8)
Accumulated deficit	(984.5)	(492.2)
Accumulated other comprehensive loss	(14.0)	(22.4)
Stockholders' (deficit) equity attributable to shareholders	(55.5)	182.1
Noncontrolling interest	8.8	8.6
TOTAL STOCKHOLDERS' (DEFICIT) EQUITY	(46.8)	190.7
TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY	$969.4	$1,322.2
(1) Figures may not be clerically accurate due to rounding.

Exhibit 3
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows(1)
(In millions)

	Nine months ended September 30,
	2018	2017
Cash flows from operating activities:
Net loss	$(491.5)	$(271.8)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization of long-lived assets	24.5	31.0
Amortization of debt issuance cost, debt discount and payment-in-kind interest	10.1	3.2
Gain on sale of business	(39.7)	—
Loss on debt extinguishment	49.2	—
Goodwill impairment of discontinued operations	72.3	—
Goodwill impairment	37.5	86.9
Income from equity method investees	(6.6)	(4.8)
Other than temporary impairment of equity method investment in TBWES	18.4	18.2
Losses on asset disposals and impairments	1.9	0.5
Reserve for claims receivable	15.5	—
Provision for (benefit from) deferred income taxes, including valuation allowances	97.7	(2.1)
Mark to market gains and prior service cost amortization for pension and postretirement plans	(6.6)	(1.2)
Stock-based compensation, net of associated income taxes	2.0	8.5
Changes in assets and liabilities:
Accounts receivable	45.4	1.4
Contracts in progress and advance billings on contracts	(41.2)	6.7
Inventories	5.2	2.7
Income taxes	(6.9)	9.2
Accounts payable	(12.3)	5.5
Accrued and other current liabilities	30.2	(16.0)
Pension liabilities, accrued postretirement and employee benefits	(29.3)	(28.0)
Other, net	10.7	(0.8)
Net cash from operating activities	(213.5)	(150.8)
Cash flows from investing activities:
Purchase of property plant and equipment	(5.0)	(10.7)
Acquisition of business, net of cash acquired	—	(52.5)
Proceeds from sale of business	43.9	—
Proceeds from sale of equity method investment in a joint venture	28.8	—
Purchases of available-for-sale securities	(17.8)	(22.9)
Sales and maturities of available-for-sale securities	18.2	27.0
Other, net	(0.4)	0.1
Net cash from investing activities	67.7	(59.0)

(1) Figures may not be clerically accurate due to rounding.

Exhibit 3
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows(1)
(In millions)

	Nine months ended September 30,
	2018	2017
Cash flows from financing activities:
Borrowings under our U.S. revolving credit facility	446.4	511.4
Repayments of our U.S. revolving credit facility	(350.1)	(462.3)
Borrowings under out last out term loan	20.0	—
Proceeds from our second lien term loan facility, net of $34.2 million discount	—	141.7
Repayments of our second lien term loan facility	(212.6)	—
Repayments of our foreign revolving credit facilities	(5.6)	(3.3)
Common stock repurchase from related party	—	(16.7)
Proceeds from rights offering	247.1	—
Costs related to rights offering	(3.3)	—
Debt issuance costs	(8.1)	(14.0)
Issuance of common stock	1.2	—
Shares of our common stock returned to treasury stock	(0.8)	(0.9)
Other, net	—	(0.3)
Net cash from financing activities	134.3	155.5
Effects of exchange rate changes on cash	(1.4)	5.4
Net decrease in cash, cash equivalents and restricted cash	(12.8)	(48.9)
Less net increase (decrease) in cash and cash equivalents of discontinued operations	4.7	2.3
Net decrease in cash, cash equivalents and restricted cash of continuing operations	(17.5)	(51.1)
Cash, cash equivalents and restricted cash of continuing operations, beginning of period	69.7	115.2
Cash, cash equivalents and restricted cash of continuing operations, end of period	$52.2	$64.1

(1) Figures may not be clerically accurate due to rounding.

Exhibit 4
Babcock & Wilcox Enterprises, Inc.
Segment Information(1)
(In millions)

SEGMENT RESULTS	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
REVENUES:
Power	$191.1	$202.2	$547.9	$612.3
Renewable	76.5	108.6	191.4	262.2
Industrial	34.8	47.5	117.6	143.3
Eliminations	(7.4)	(1.4)	(17.5)	(6.5)
	$295.0	$356.9	$839.5	$1,011.2

GROSS PROFIT:
Power	$34.3	$35.4	$95.2	$117.0
Renewable	(17.1)	0.2	(136.9)	(100.1)
Industrial	(5.5)	(2.6)	(8.2)	2.3
Intangible asset amortization included in cost of operations	(1.2)	(2.3)	(4.9)	(8.4)

ADJUSTED EBITDA:
Power	$21.9	$21.6	$49.5	$66.4
Renewable	(25.8)	(10.6)	(166.2)	(133.0)
Industrial	(11.2)	(7.6)	(24.7)	(13.0)
Corporate	(5.8)	(8.8)	(23.6)	(28.2)
Research and development costs	(0.5)	(1.9)	(2.9)	(6.1)
Foreign exchange	(4.9)	(6.9)	(22.7)	(4.6)
Other - net	0.0	(0.2)	0.2	(0.2)
	$(26.4)	$(14.4)	$(190.3)	$(118.6)

AMORTIZATION EXPENSE:
Power	$0.2	$0.3	$0.5	$0.9
Renewable	0.2	0.2	0.6	0.6
Industrial	1.0	1.9	4.2	7.3
	$1.3	$2.4	$5.4	$8.7

DEPRECIATION EXPENSE:
Power	$4.1	$3.2	$10.5	$9.8
Renewable	0.9	1.0	2.8	2.9
Industrial	0.5	0.5	1.4	1.4
Corporate	0.3	0.2	0.9	0.6
	$5.8	$4.8	$15.6	$14.7

BOOKINGS:
Power	$131	$122	$535	$476
Renewable (2)	(440)	35	(417)	86
Industrial	5	28	51	172
Other/Eliminations	0	(2)	(2)	(40)
	$(304)	$183	$167	$694

	As of September 30,
BACKLOG:	2018	2017
Power	$440	$482
Renewable	400	1,064
Industrial	109	202
Other/Eliminations	(28)	(37)
	$921	$1,711
(1) Figures may not be clerically accurate due to rounding.
(2) Renewable bookings in the three months ended September 30, 2018 includes a reduction of approximately $467 million from the sale of PBRRC, as described in Note 4 to the condensed consolidated financial statements. Renewable bookings also include the revaluation of backlog denominated in currency other than U.S. dollars, which was $0.8 million and $22.6 million, in the three months ended September 30, 2018, and 2017, respectively, and $(11.5) million and $61.8 million in the nine months ended September 30, 2018 and 2017, respectively.

Exhibit 5
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Adjusted EBITDA(1)
(In millions)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Adjusted EBITDA (2)
Power segment(3)	$21.9	$21.6	$49.5	$66.4
Renewable segment	(25.8)	(10.6)	(166.2)	(133.0)
Industrial segment	(11.2)	(7.6)	(24.7)	(13.0)
Corporate(4)	(5.8)	(8.8)	(23.6)	(28.2)
Research and development costs	(0.5)	(1.9)	(2.9)	(6.1)
Foreign exchange	(4.9)	(6.9)	(22.7)	(4.6)
Other - net	0.0	(0.2)	0.2	(0.2)
Total Adjusted EBITDA	(26.4)	(14.4)	(190.3)	(118.6)

Gain on sale of business	39.7	—	39.7	—
Gain on sale of equity method investment (BWBC)	—	—	6.5	—
Other than temporary impairment of equity method investment in TBWES	—	—	(18.4)	(18.2)
Loss on debt extinguishment	—	—	(49.2)	—
Loss on asset disposal	—	(0.1)	(1.5)	(0.1)
MTM gain(loss) from benefit plans	4.2	—	4.7	(1.1)
Financial advisory services included in SG&A	(7.2)	(0.4)	(15.5)	(0.4)
Acquisition and integration costs included in SG&A	—	(0.1)	—	(1.6)
Goodwill impairment	—	(86.9)	(37.5)	(86.9)
Restructuring activities and spin-off transaction costs	(2.9)	(3.7)	(13.6)	(8.6)
Depreciation & amortization	(7.1)	(7.2)	(21.0)	(23.4)
Interest expense, net	(10.2)	(7.1)	(35.3)	(14.9)
Loss before income tax expense	(9.9)	(119.9)	(331.4)	(273.7)
Income tax expense (benefit)	94.3	(5.3)	99.3	(5.0)
Loss from continuing operations	(104.1)	(114.6)	(430.7)	(268.7)
Loss from discontinued operations, net of tax	(1.4)	0.5	(60.9)	(3.1)
Net loss	(105.6)	(114.1)	(491.5)	(271.8)
Net income attributable to noncontrolling interest	(0.1)	(0.2)	(0.4)	(0.6)
Net loss attributable to stockholders	$(105.7)	$(114.3)	$(491.9)	$(272.3)

(1) Figures may not be clerically accurate due to rounding.

(2) Adjusted EBITDA is not a calculation based on generally accepted accounting principles (GAAP). The amounts included in Adjusted EBITDA, however, are derived from amounts included in the Consolidated Statements of Earnings. Adjusted EBITDA should not be considered an alternative to net earnings (loss), operating profit (loss) or operating cash flows. B&W has presented adjusted EBITDA as it is regularly used by many of our investors and is presented as a convenience to them. Adjusted EBITDA, as presented in this calculation however, differs from the EBITDA calculation used to compute our leverage ratio and interest coverage ratio as defined by our Amended Credit Agreement.

(3) Power adjusted EBITDA includes pension benefit, excluding mark-to-market (MTM) adjustments of $6.4 million, $5.0 million, $19.5 million and $15.1 million in the three months ended September 30, 2018, September 30, 2017 and nine months ended September 30, 2018 and September 30, 2017, respectively.

(4) Allocations are not eligible for presentation as discontinued operations. Accordingly, allocations previously absorbed by the MEGTEC and Universal businesses in the Industrial segment have been included with other unallocated costs in Corporate, and total $2.9 million and $2.2 million in the three months ended September 30, 2018 and 2017, respectively, and $8.6 million and $6.6 million in the nine months ended September 30, 2018 and 2017, respectively.